Exhibit 99




   W.W. GRAINGER, INC. REPORTS A RESTRUCTURING CHARGE
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   FOR THE 1994 FOURTH QUARTER
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   CHICAGO (January 13, 1995) -- In December 1993, the Company announced its decision to integrate its sanitary supply businesses with the core business.  Based on the results of that program, the Company announced in

   July 1994 its intention to similarly integrate its Allied Safety (safety products) and Bossert Industrial Supply (production consumable products)

   units.

               The integration of these business units has been undertaken to enhance the Company's overall product and service offering, promote sales growth, improve inventory utilization, and reduce the logistical cost structure in these product areas.  The Company will better respond to customer needs by accelerating the national availability of the products formerly offered regionally and by providing a single point of contact for the Company's products.

               In conjunction with the integration of the business units, the

   Company has also begun the process of consolidating financial, information services, and human resources functions.

               Today the Company announced that it will take a fourth quarter pretax restructuring charge of $67,097,000 ($48,398,000 or 94 cents per share on an after tax basis) to recognize the expected costs associated with the above efforts.  It is currently anticipated that this process will be fully implemented by the end of 1995.

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   The onetime charge consists of the following:

               Revaluation of goodwill and
                 other intangibles                           $24,249,000

               Inventory write-downs                          15,461,000

               Non-inventory asset write-downs                 9,350,000

               Severance and related benefits                 10,594,000

               Lease payments and other
                 facility expenses                             7,443,000
                                                           -------------
                                                             $67,097,000
                                                           =============

               W.W. Grainger, Inc., with 1994 sales of $3 billion, is a

   nationwide distributor of equipment, components, and supplies to the commercial, industrial, contractor, and institutional markets.  GWW shares are traded on the New York and Chicago stock exchanges.



















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